10F-3 Report

GSS Fundamental Value Portfolio

01/01/05           through               06/30/05


ID Issuer Name  Trade Date      Selling Dealer    Total Amount
Purchase Price    % Received by Fund    % of Issue (1)

 .............................................................
................................................................




430  Lazard Ltd.  5/4/2005     Goldman Sachs       52,700.00
25.00          0.154%                 1.463%
(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


Other Participant Accounts  Issue Amount  Total Received All Funds


430      -Includes purchases by other affiliated mutual funds and
                       discretionary accounts in the amount of:
447,300.00               34,180,000.00         500,000.00







Issuer	 Trade Date     Joint / Lead Manager(s)	Co-Manager(s)
Selling Group


Lazard Ltd. 05/04/05Goldman Sachs & Co	Citigroup
AG Edwards & Sons Inc

Credit Suisse First Boston Corp	    Allen & Co
JP Morgan Securities	            Blaylock & Partners
Lazard LLC	                    BNY Capital Markets
Merrill Lynch & Co	            Brean Murray & Co Inc
Morgan Stanley	                    CE Unterberg Towbin
Dominick & Dominick
Guzman & Co
Janney Montgomery Scott
Jefferies & Co
Legg Mason Wood Walker
Putnam Lovell NBF Securities Inc
Raymond James & Associates Inc
Ryan Beck & Co
Sandler O'Neill & Partners
SG Cowen Securities Corp
Stifel Nicolaus & Co Inc
Utendahl Capital Partners LP
Wells Fargo Securities
Williams Capital Group LP